Exhibit 99.1

Recent Developments

Overview of the Impact of the COVID-19 Pandemic

The COVID-19 pandemic and related travel restrictions and other containment efforts have had a significant impact on the travel industry generally and, as a result, on our business, results of operations and cash flows. The impact began in the first quarter of 2020 and has extended into the second quarter. We do not expect a material improvement in results until business traveler and general consumer confidence related to risks associated with the COVID-19 pandemic improves and various governmental restrictions on travel and freedom of movement are lifted. Even after such restrictions are lifted and we are able to reopen hotels where operations are currently suspended, there remains considerable uncertainty as to the time it will take to see an increase in travel and demand for lodging and travel-related experiences. We will continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and we may be required or elect to take additional actions based on their recommendations. Under these circumstances, there may be developments that require us to further adjust our operations. Given the uncertainty and dynamic nature of the situation, we cannot currently estimate the financial impact of the COVID-19 pandemic, but we expect it will have a material impact on our business, results of operations and cash flows for the year.

Caring for the Well-Being of our Guests and Colleagues

Guided by our purpose—to care for people so they can be their best—we continue to put the well-being of our colleagues and guests first and foremost. At the outset of the COVID-19 outbreak, we put comprehensive COVID-19 guidance in place at Hyatt hotels globally and developed cross-functional, global response teams, including infectious disease and occupational health experts, to provide further guidance for our operations. In addition, to demonstrate our care for guests impacted by travel disruptions, we implemented a number of actions to provide guests with greater travel flexibility, including offering 10,000 points for canceled prepaid reservations made before March 8 for travel through June 30, 2020, cancellation fee waivers for reservations made through June 30, 2020 for any future arrival date including advance purchase rates and waiver of fees associated with changed reservations. For World of Hyatt members, we also suspended the forfeiture of points through December 31, 2020, extended free night, suite upgrades and club award expirations between March 1 and December 31, 2020 and extended tier status to February 28, 2022.

On April 14, 2020, we launched the Hyatt Care Fund to provide financial assistance to those colleagues with the most pressing financial needs during this time. The Hyatt Care Fund has been seeded with initial contributions from the Hyatt Hotels Foundation, salary reductions of our Senior Leadership Team, our Chairman and our Board of Directors, donations from Pritzker family foundations and donations from some Hyatt hotel owners.

Operational Update

We are in the process of finalizing our first quarter operating results and expect to report comparable system-wide RevPAR declines of 28% for the three months ended March 31, 2020, compared with the same period in the prior year. These results are computed on a constant dollar comparable basis with all hotels where operations are currently suspended due to the COVID-19 pandemic included as comparable hotels. System-wide results have worsened in the first half of April, and we expect a material decrease in RevPAR for the second quarter of 2020.

We started 2020 with RevPAR growth in the low single-digits in both comparable system-wide and owned and leased hotels, excluding our ASPAC region. February year-to-date system-wide results decreased approximately 4.8% entirely due to the impact of COVID-19 in Greater China and other areas of Asia. Excluding the results of our ASPAC region, February year-to-date system-wide results increased 1.6%. With the global spread of the COVID-19 pandemic in March, we began to experience significant decreases in demand, with a system-wide RevPAR decrease of approximately 67% in March. This system-wide RevPAR decrease reflects declines of 64% in the Americas, 78% in ASPAC, 69% in EAME/SW Asia and 72% in our owned and leased portfolio in March.

The following table sets forth our preliminary estimated RevPAR performance by month for the three months ended March 31, 2020, when compared to the same period in 2019:

	January 2020	February 2020	March 2020	Three Months Ended March 31, 2020
Owned and leased	1.7%	3.4%	(71.9)%	(25.8)%
Management and franchising:
Americas	2.0%	0.3%	(63.6)%	(23.8)%
ASPAC	(6.9)%	(56.8)%	(77.8)%	(48.0)%
EAME/SW Asia	10.5%	(2.5)%	(69.3)%	(21.9)%
System-wide	1.2%	(10.6)%	(66.6)%	(28.1)%

System-wide occupancy rates as of April 15, 2020 are averaging approximately 15% for hotels that remain operational. As of April 15, 2020, operations were suspended at approximately 35% of our hotels around the world. Excluding our owned and leased hotels, operations were suspended at 33% of our hotels in the Americas, operations were suspended at 15% of our hotels in our ASPAC region and operations were suspended at 51% of our hotels in EAME/SW Asia. Operations were suspended at 84% of our owned and leased hotels. Occupancy levels in Greater China, where the effects of COVID-19 were first felt, have shown gradual improvement over the past few weeks, with occupancy approaching 20% in April on a month-to-date basis through April 15, recovering from a low of mid-single digits in mid-February, as quarantines and travel restrictions have lifted. There are currently four hotels where operations are suspended in Greater China, compared to 26 hotels at the peak of the crisis during February. The increase in demand is driven by leisure travel. Other parts of the world largely remain under strict quarantines and travel restrictions, which have resulted in recent significant declines in occupancy with uncertainty surrounding near-term improvement.

Hyatt’s group business trends reflect significant near-term cancellations so far this year, with limited cancellations for dates in the second half of 2020 and virtually no cancellations in 2021 and beyond. Some near-term group business has been deferred and rebooked into the later part of 2020 or early 2021. We currently continue to see long-term group bookings production; however, booking volumes have decreased in the last several weeks.

Financial Update

Our preliminary estimate of our total revenues for the three months ended March 31, 2020 is in the range of approximately $980 million to $1.0 billion, compared to total revenues of $1.2 billion for the three months ended March 31, 2019. Due to this expected decrease in revenues and the expenses we expect to report, we expect our net income and Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) to decrease materially for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. See “Item 7. Management’s Discussion and Analysis of Financial Condition of Results of Operations—Key Business Metrics Evaluated by Management” in our Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”), for an explanation of how we define and use Adjusted EBITDA.

Our financial statements as of and for the three months ended March 31, 2020 are not yet complete. Accordingly, we are presenting preliminary estimates of certain financial information that we expect to report as of and for the three months ended March 31, 2020. We have prepared the preliminary estimates disclosed in good faith based upon our internal reporting as of and for the three months ended March 31, 2020. These estimates are preliminary and unaudited and are inherently uncertain and subject to change as we complete our financial statements as of and for the three months ended March 31, 2020. Given the timing of these estimates, we have not completed our customary financial closing and review procedures, including the completion of final journal entries, impairment tests for goodwill, intangibles and certain other long-lived assets, as well as full income tax calculations and management’s review of the results. We may identify other items that require material adjustments to our preliminary estimates as we close our books for the quarter. Accordingly, these estimates should not be viewed as a substitute for full interim financial statements for the quarter prepared in accordance with GAAP.

Final results for the first quarter of 2020 could differ materially from these estimates. You should exercise caution in relying on this information and should not place undue reliance on this information or draw any inferences from this information regarding financial or operating data not yet provided or available. These preliminary results are subject to the review by our audit committee and the independent auditors. Accordingly, our independent auditors do not express an opinion or any other form of assurance with respect thereto.

Guidance

Given the magnitude and uncertainty related to the COVID-19 pandemic and its effects on our industry and our business, on March 2, 2020, we withdrew all 2020 guidance and earnings sensitivity based on Greater China RevPAR provided in our fourth quarter 2019 earnings release issued on February 19, 2020 and subsequent conference call with the investment community.

Cash Position and Cost-Savings Measures

Based on our preliminary estimates, we expect to report approximately $1.2 billion of cash and cash equivalents on our balance sheet as of March 31, 2020. We have taken significant actions to enhance our cash position.

We have also taken significant actions to manage operating expenses and capital commitments consistent with business needs and demand levels, including:

•	reducing adjusted capital expenditures, including discretionary capital expenditures, by approximately $125 million in 2020;

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reducing corporate selling, general and administrative expenses through various actions, including reducing payroll through furloughs and salary reductions, as well as eliminating all non-essential spending, which represents a reduction of approximately 40% in current monthly operating costs, excluding any bad debt expense, compared to budget;

•	implementing various contingency plans across the entire portfolio of hotels, including reducing staffing, closing food and beverage outlets and other cost-saving measures; and

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reducing costs that we incur on behalf of our third-party owners related to marketing, sales, reservations and technology, with the goal of providing relief to third-party owners during this period of suppressed demand.

We have also taken steps to relieve third-party hotel owners’ direct costs through this period, such as by suspending services and brand standards changes with cost implications, waiving and reallocating reserves for furniture, fixtures and equipment replacement and negotiating reductions in costs from third parties. We will continue to evaluate and may take additional actions in the future to manage operating expenses consistent with our business needs and demand levels.

In addition, we expect to remain on track to successfully execute plans to sell approximately $1.5 billion of real estate by March 2022 as part of our capital strategy, and as of March 31, 2020, we have realized proceeds of almost $1.0 billion from the disposition of owned assets.

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